Exhibit 99.1

Ligand Pharmaceuticals Appoints Dr. Stephen Sabba to Board of Directors

SAN DIEGO--(BUSINESS WIRE)--Ligand Pharmaceuticals Incorporated (NASDAQ:LGND) today announced that Stephen L. Sabba, M.D., age 49, has been elected to Ligand’s Board of Directors, effective immediately. Dr. Sabba takes the Board seat previously held by Elizabeth M. Greetham, who served as a Director from March 2007 and resigned from the Board, effective July 29, 2008, for personal reasons.

“We are delighted that Stephen Sabba is joining our Board, bringing to us solid medical credentials, extensive biotechnology industry knowledge and considerable Wall Street experience. His perspective, experience and enthusiasm for Ligand will bring significant value to our Board,” said Dr. John W. Kozarich, Chairman of the Board. “Also, on behalf of Ligand’s Board of Directors, I want to thank Liz for her significant contribution during Ligand’s important transition during the past year. We sincerely appreciate her service and wish her all the best in her future endeavors.”

Dr. Sabba has been a leading Research Analyst and Bio Fund Manager for Knott Partners Management, an investment fund company, since November, 2006. Previously he was a Partner and Director of Research with Kilkenny Capital Management, a Chicago-based hedge fund. Prior to that, Dr. Sabba was Director of Research at Sturza’s Medical Research, and previously was a gastroenterologist and internist in private practice at Phelps Memorial Hospital in North Tarrytown, New York.

He received his medical degree from the New York University School of Medicine, and completed a residency in internal medicine and a fellowship in gastroenterology at the Veterans Administration Medical Center in New York City. He earned a Bachelor of Science degree with honors at Cornell University.

About Ligand Pharmaceuticals

Ligand discovers and develops new drugs that address critical unmet medical needs of patients with thrombocytopenia, hepatitis C, hormone-related diseases, osteoporosis, inflammatory diseases and anemia. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology.

Forward-Looking Statements

This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. Actual events or results may differ from Ligand’s expectations. In addition, Ligand may have indemnification obligations to King Pharmaceuticals or Eisai in connection with the sales of the AVINZA and oncology product lines. Also, Ligand may not be able to successfully implement its strategy, and continue the development of its proprietary programs. The failure to meet expectations may reduce Ligand’s stock price. Additional information concerning risk factors affecting Ligand’s business can be found in prior press releases available via www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

CONTACT:
Ligand Pharmaceuticals Incorporated
John L. Higgins, President and CEO
Erika Luib, Investor Relations
858-550-7896
or
Lippert/Heilshorn & Associates
Don Markley
310-691-7100
dmarkley@lhai.com